EXHIBIT 99.1

15 West 6th Street, Suite 900 · Tulsa, Oklahoma 74119 · (918) 513-4570 · Fax: (918) 513-4571
www.laredopetro.com

Laredo Petroleum Issues Statement on Glasscock County Operations

TULSA, OK - July 2, 2018 - Laredo Petroleum, Inc. (NYSE: LPI) ("Laredo" or "the Company") today provided the following information regarding a fire at a Laredo tank battery in Glasscock County, Texas.
On June 30, 2018, a fire was reported at a Laredo tank battery in Glasscock County, Texas. No injuries were reported and the fire was extinguished the same day. Laredo's operations personnel were alerted by the Company's SCADA system and were able to quickly respond and shut-in the producing wells, limiting the amount of oil consumed by the fire. Additionally, this area is part of Laredo's Medallion pipeline system acreage dedication, thus the amount of oil in the storage tanks was minimized as it was directly tied by gathering pipelines to the Medallion system. The cause of the fire is currently being investigated although initial indications are the fire was caused by a lightning strike. The Company is working closely with the relevant parties to gather all pertinent facts.
Laredo operations personnel immediately began assessing the condition of production facilities and alternatives for reestablishing production as soon as possible. At the time of the incident, wells flowing into the battery were producing approximately 5,100 net barrels of oil per day ("BOPD"). The wells sustained no damage and the Company expects to restore approximately 70% of the shut-in production beginning Tuesday, July 3 and approximately 90% by the following week. All remaining shut-in production is expected to be restored by the end of July. Current efforts are expected to limit the impact of the shut-in production to approximately 400 BOPD in the third quarter of 2018 and the Company is reiterating its previously stated guidance for oil and total production growth for full-year 2018 of greater than 10% and 12%, respectively.
"We are very thankful that no injuries resulted from this incident and appreciate the quick response and professionalism of the first responders," stated Randy A. Foutch, Chairman and Chief Executive Officer. "While incidents such as these can never be anticipated, they can be planned for. Our protocols for responding to alerts in the field accelerated our assessment of the situation and, combined with past field infrastructure investments, enabled the return of significant amounts of shut-in production in a short period of time."

About Laredo
Laredo Petroleum, Inc. is an independent energy company with headquarters in Tulsa, Oklahoma. Laredo’s business strategy is focused on the acquisition, exploration and development of oil and natural gas properties and midstream and marketing services, primarily in the Permian Basin of West Texas.
Additional information about Laredo may be found on its website at www.laredopetro.com.
Forward-Looking Statements
This press release and any oral statements made regarding the subject of this release contain forward-looking statements as defined under Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, that address activities that Laredo assumes, plans, expects, believes, intends, projects, estimates or anticipates (and other similar expressions) will, should or may occur in the future, including, but not limited to, the share repurchase program, are forward-looking statements. The forward-looking statements are based on management's current belief, based on currently available information, as to the outcome and timing of future events.

General risks relating to Laredo include, but are not limited to, the decline in prices of oil, natural gas liquids and natural gas and the related impact to financial statements as a result of asset impairments and revisions to reserve estimates, and other factors, including those and other risks described in its Annual Report on Form 10-K for the year ended December 31, 2017, and those set forth from time to time in other filings with the Securities Exchange Commission ("SEC"). These documents are available through Laredo's website at www.laredopetro.com under the tab "Investor Relations" or through the SEC's Electronic Data Gathering and Analysis Retrieval System at www.sec.gov. Any of these factors could cause Laredo's actual results and plans to differ materially from those in the forward-looking statements. Therefore, Laredo can give no assurance that its future results will be as estimated. Laredo does not intend to, and disclaims any obligation to, update or revise any forward-looking statement.

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Contacts:

Ron Hagood: (918) 858-5504 - RHagood@laredopetro.com

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